EXHIBIT 10.5

VisionWave Holdings, Inc.

300 Delaware Ave., Suite 210 #301

Wilmington, DE 19801

March 15, 2026

Douglas Davis

2030 Canyon Court Dr

La Habra heights, CA 90631 USA

Re: Amendment to Employment Agreement

Dear Mr. Davis:

This letter agreement (this “Amendment”) amends the Employment Agreement dated as of August 6, 2025 (the “Employment Agreement”), by and between VisionWave Holdings, Inc., a Delaware corporation (the “Company”), and you (“Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Company acknowledges and appreciates that you have served as Interim Chief Executive Officer of the Company since December 2025, in addition to your role as Executive Chairman, and have provided valuable leadership during a period of strategic growth and transition;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to appoint you as the permanent Chief Executive Officer, in addition to your continuing role as Executive Chairman, effective as of the date hereof;

WHEREAS, in recognition of your contributions and to further incentivize the achievement of key performance milestones, the Board has approved an additional equity-based bonus in the form of a stock option grant upon the Company’s attainment of specified revenue and market capitalization thresholds; and

WHEREAS, the parties desire to amend the Employment Agreement to reflect the foregoing;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Position. Section 1.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“1.1 Position. Company will employ Executive as Executive Chairman and Chief Executive Officer, effective as of the Effective Date (as amended). The Executive will report to the Board of Directors.”

For the avoidance of doubt, your duties and responsibilities shall include those customarily associated with the roles of both Executive Chairman and Chief Executive Officer, and you shall continue to devote your full working time and attention to the performance of such duties consistent with Section 1.3 and 1.4 of the Employment Agreement.

2.	Addition of Milestone Bonus. Section 3 of the Employment Agreement is hereby amended by adding a new Section 3.4 to read as follows:

“3.4 Milestone Bonus. In addition to the compensation set forth in Sections 3.1, 3.2, and 3.3, and subject to your continued employment with the Company through the Grant Date (as defined below), you shall be eligible for a one-time equity bonus in the form of a non-qualified stock option (the ‘Milestone Option’) to purchase shares of the Company’s common stock, par value $0.01 per share (the ‘Common Stock’), under the Company’s 2025 Omnibus Equity Incentive Plan (the ‘Plan’), as follows:

(a) The Milestone Option shall be granted on the first business day following the date on which the Company first achieves both (i) $100,000,000 in trailing twelve-month revenue, as reported in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission (the ‘Achievement Date’), and (ii) a market capitalization of at least $1,000,000,000, calculated as the product of the number of fully diluted shares of Common Stock outstanding (including all shares issuable upon exercise of outstanding options, warrants, and convertible securities) and the Nasdaq closing price per share of Common Stock on the trading day immediately preceding the Achievement Date (collectively, the ‘Milestones’).

(b) The number of shares subject to the Milestone Option shall be equal to $100,000,000 divided by the Nasdaq closing price per share of Common Stock on the trading day immediately preceding the Achievement Date (the ‘Reference Price’).

(c) The exercise price per share of the Milestone Option shall be equal to the Reference Price.

(d) The Milestone Option shall vest in full on the date of grant (the ‘Grant Date’) and shall have a term of ten (10) years from the Grant Date, subject to earlier termination as provided in the Plan and the applicable award agreement. The Milestone Option shall be subject to the terms and conditions of the Plan and a stock option award agreement in the form approved by the Board or its Compensation Committee, which shall include provisions for cashless exercise to the extent permitted under the Plan.

(e) The grant of the Milestone Option is subject to (i) approval by the Board or its Compensation Committee, (ii) the availability of sufficient shares under the Plan, and (iii) compliance with applicable securities laws, including Nasdaq listing rules. Nothing in this Section 3.4 shall create an entitlement or expectation to the Milestone Option if the Milestones are not achieved or if your employment terminates prior to the Grant Date for any reason.

(f) The Milestone Option shall be subject to the Company’s clawback policy (as may be adopted or amended to comply with Dodd-Frank Act requirements or Nasdaq rules) and shall be forfeited in full if the Executive’s employment terminates for any reason (including for Cause or without Good Reason) prior to the Achievement Date, or if the milestone is not achieved during the Term.”

3.	No Other Changes. Except as expressly modified by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart.

If the foregoing accurately reflects our understanding, please sign and return a copy of this Amendment to the undersigned.

Sincerely,

VisionWave Holdings, Inc.

By:/s/ Erik Klinger
Name: Erik Klinger
Title: Chief Financial Officer

Agreed and Accepted:

/s/ Douglas Davis
Douglas Davis

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